Exhibit 23
Consent of Independent Registered Public Accounting Firm
Fidelity National Information Services,
     Inc. Group Plans Committee:
We consent to the incorporation by reference in the Registration Statement (No. 333-64462) on Form S-8 of Certegy Inc. of our report dated June 29, 2006, relating to the statement of net assets available for benefits of the Certegy Inc. 401(k) Plan as of December 31, 2005 and the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule, which report appears in the December 31, 2005 annual report on Form 11-K of Certegy Inc. 401(k) Plan.

/s/ KPMG LLP
Jacksonville, Florida
June 29, 2006
Certified Public Accountant